EXHIBIT 10.3
ENBRIDGE INC.
EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN
ENBRIDGE INC.
-and -

[        ]
Dated as of [        ]

2014-2016 Form of Executive Employment Agreement

Table of Contents
Page

ARTICLE 1 DEFINITIONS AND INTERPRETATION		2
1.1	Definitions
1.2	Headings
1.3	Governing Law and Attornment
1.4	Singular; Gender
ARTICLE 2 EMPLOYMENT		5
2.1	Position, Duties and Responsibilities of Executive
2.2	Term of Agreement
2.3	Termination of Agreement upon Disability of Executive
2.4	Termination of Agreement by the Corporation for Cause
2.5	Termination of Employment by the Corporation or the Executive
2.6	Other Termination by Executive
2.7	Pension Plans
2.8	Continuing Provisions
2.9	Taxes and Reporting
ARTICLE 3 NON-COMPETITION AND CONFIDENTIALITY		9
3.1	Non-Competition While Employed
3.2	Non-Competition Following Termination of Employment
3.3	Non-Solicitation of Employees
3.4	Confidentiality
ARTICLE 4 GENERAL		11
4.1	Notices
4.2	Time
4.3	Legal Fees and Expenses
4.4	Integration
4.5	Amendment
4.6	Waivers
4.7	Further Assurances
4.8	Severability
4.9	Enurement

i

EXECUTIVE EMPLOYMENT AGREEMENT
THIS AGREEMENT made effective the [ ] day of [        ] between:
ENBRIDGE INC., a body corporate under the Canada Business Corporations Act, with offices in the City of Calgary, in the Province of Alberta (hereinafter called the “Corporation”)
- and -
[        ], of the City of Calgary, in the Province of Alberta (hereinafter called the “Executive”)
WHEREAS:

(a)
the Executive is an executive of the Corporation and is considered by the Board of Directors of the Corporation to be a valued employee of the Corporation and has acquired outstanding and special skills and abilities and an extensive background in and knowledge of the Corporation’s business and the industry in which it is engaged; and

(b)
the Board of Directors recognizes that it is essential, in the best interests of the Corporation, that the Corporation retain the continuing dedication of the Executive to his office and employment and that this can best be accomplished if the personal uncertainty facing the Executive in the event of a Corporation initiated termination of employment of the Executive is alleviated;

IN CONSIDERATION of the mutual advantages accruing to both the Corporation and the Executive, the parties agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:

(a)
“affiliate” a person shall be deemed to be an affiliate of another person if one of them is controlled by the other or both are controlled by the same person, and if two persons are affiliates of the same person at the same time they are deemed to be affiliates of each other;

(b)	“Annual Compensation” means the sum of the Annual Salary and the Annual Incentive Bonus;

(c)
“Annual Salary” means the annual salary of the Executive established by the HRCC and payable by the Corporation or its affiliates, determined as at the end of the month immediately preceding the month in which the termination of employment occurs and if at the relevant time an annual salary level has not been established, it shall be calculated by multiplying by 12 the monthly salary of the Executive in effect for the month preceding the month in which a termination of employment occurs pursuant to Article 2;

(d)	“Annual Incentive Bonus” means the annual incentive bonus of the Executive under the Corporation’s short term incentive plan;

(e)
“Confidential Information” means the records, information, processes, know-how, data, trade secrets, techniques, knowledge and other confidential information, either electronic or not electronic, not generally known or lawfully available to the public relating to or connected with the business or corporate affairs and operations of the Corporation and its affiliates;

(f)	“constructive dismissal” means unless expressly consented to in writing by the Executive, any action that constitutes constructive dismissal (as defined at common law) of the Executive, including a:

(i)	material decrease in the Executive’s title, position, responsibilities or powers;

(ii)	reduction in the Annual Salary (excluding the Annual Incentive Bonus) of the Executive;

(iii)	reduction in the value of the Executive’s pension benefits (including the defined benefit pension plan or the supplemental benefit pension plan);

(iv)
material reduction in the value of the Executive’s other employee benefits, plans and programs, other than a reduction in the value of the Executive’s Annual Incentive Bonus as a result of the normal application of the performance criteria under the Annual Incentive Bonus; or

(v)
material decrease in the reporting relationships of the Executive, excluding a change whereby the Executive ceases to directly report to the most senior executive officer of the Corporation (as of the date hereof, the President and Chief Executive Officer) and of its control person, if any, and directly reports to another senior executive officer of the Corporation or of its control person, if any, provided the Executive remains a member of the most senior formal groups or committees (as of the effective date hereof its Executive Leadership Team) involved in corporate stewardship of the Corporation and of its control person, if any.

(g)
“control person” means a person, or a group of persons acting jointly or in concert, that is or are in a position to exercise, directly or indirectly, effective control of another person, whether through:

(i)	the ownership or control of:

A.	a majority of, or

B.	in the case of a person whose voting securities or interests are widely held or publicly traded, 20% or more of, the voting securities or interests of such other person (including any securities or interests which are convertible or exchangeable into voting securities or interests forming part of the holdings of the person or group of persons, whether or not at the relevant time such conversion or exchange has taken place, and including securities or interests of a person or group of persons which carry the right to vote under circumstances that have occurred and are continuing); or

(ii)	contract or other legal rights,

and “control” in respect of a person shall have a corresponding meaning provided that a person holding voting securities or interests in the ordinary course of business as an investment manager and who is not, individually or acting jointly or in concert with other persons, using such holding to exercise effective control, shall not be considered a control person;

(h)
“defined benefit pension plan” means the Corporation’s registered pension plan, entitled “Retirement Plan for the Employees of Enbridge Inc. and Affiliates” dated July 1, 2001, as amended or replaced from time to time in accordance with the terms of such registered pension plan;

(i)
“Human Resources and Compensation Committee” or “HRCC” means the committee of the Board of Directors of the Corporation from time to time appointed to fix the remuneration of executives of the Corporation or, if such committee has not been appointed, means the Board of Directors of the Corporation;

(j)
“Pensionable Bonus” means the portion of Annual Incentive Bonus which is used under the defined benefit pension plan and the supplemental benefit pension plan to determine final or best average earnings;

(k)
“person” means an individual, a partnership or incorporated or unincorporated association, syndicate or organization, a company, corporation or other body corporate wherever or however incorporated, a trust or any government or governmental authority or instrumentality;

(l)	“RCA” shall have the meaning set out in Section 2.7;

(m)	“Retiring Allowance” shall have the meaning set out in Section 2.5(b);

(n)
“supplemental benefit pension plan” means the non-registered supplemental pension plan, entitled “The Enbridge Supplemental Pension Plan” dated January 1, 2000, as amended or replaced from time to time in accordance with the terms of such supplemental benefit pension plan; and

(o)	“supplementary undertaking” shall have the meaning set out in Section 2.7.

1.2	Headings
The headings of the articles, sections, clauses and paragraphs herein are inserted for convenience of reference only and shall not affect the meaning or interpretation hereof. Unless otherwise stated, all references to articles, sections, clauses or paragraphs in this Agreement are to those set out in this Agreement.

1.3	Governing Law and Attornment
This Agreement shall be construed and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each of the parties hereby irrevocably attorns to the jurisdiction of the courts of the Province of Alberta with respect to any matters arising out of this Agreement.

1.4	Singular; Gender
All words importing the singular number include the plural and vice versa, and all words importing gender include the masculine, feminine and neuter genders.
ARTICLE 2
EMPLOYMENT

2.1	Position, Duties and Responsibilities of Executive
The Executive shall have such responsibilities and powers as the Board of Directors or the bylaws of the Corporation or the Executive’s superiors may from time to time prescribe and are currently contemplated by his position as [        ], or substantially equivalent duties and responsibilities. Except as may be authorized by the Board of Directors of the Corporation, or by the Executive’s superiors from time to time, the Executive shall devote the whole of his time to the Executive’s duties hereunder and shall use his best efforts to promote the interests of the Corporation and its affiliates.

2.2	Term of Agreement
The term of this Agreement shall commence on the effective date hereof and, subject to Section 2.8, shall continue in effect to and including the earliest of:

(a)	the effective date of voluntary retirement of the Executive in accordance with the retirement policies established for senior employees of the Corporation;

(b)	the effective date of voluntary resignation of the Executive other than pursuant to Section 2.5(a)(ii);

(c)	the death of the Executive; or

(d)	the effective date of termination of the employment of the Executive by the Corporation, including pursuant to Section 2.5 (a)(ii).

2.3	Termination of Agreement upon Disability of Executive
If at the end of any month the Executive is and has been for a period of more than 12 consecutive months unable to perform the essential duties of the Executive as determined under Section 2.1 in the normal and regular manner due to mental or physical disability, this Agreement may be terminated by the Corporation on 30 days’ prior written notice. Notwithstanding anything contained in this Section 2.3, the Executive shall, after such termination, continue to be entitled to all benefits provided under the disability and pension plans of the Corporation or its affiliates applicable to the Executive at the date of and during the time of this Agreement.

2.4	Termination of Agreement by the Corporation for Cause
The Corporation may terminate this Agreement at any time without notice in the event the Executive shall be convicted of a criminal act of dishonesty resulting or intending to result directly or indirectly in gain or personal enrichment of the Executive at the expense of the Corporation, or for just cause as defined at common law, pursuant to written notice setting forth particulars of such cause.

2.5	Termination of Employment by the Corporation or the Executive

(a)	Except where such termination is pursuant to Sections 2.2(a), 2.2(b), 2.2(c), 2.4 or 2.6 the provisions of this Section 2.5 shall apply:

(i)	where the Corporation terminates the employment of the Executive for any reason;

(ii)
where the Executive terminates his employment with the Corporation within a period of 180 days following constructive dismissal of the Executive. For this purpose the Executive may within a period of 180 days following the constructive dismissal of the Executive terminate his employment with the Corporation upon 30 days’ prior written notice to the Corporation. For greater clarity, the said 30 day notice may be given at any time up to the 150th day of the said 180-day period; or

(iii)	where the Corporation terminates this Agreement pursuant to Section 2.3.

(b)
In the event of termination of employment as provided in Section 2.5(a), the Executive shall be entitled to receive, and the Corporation shall pay to the Executive, a retiring allowance (the “Retiring Allowance”) computed as hereinafter provided, which shall include all statutory entitlement under employment standards legislation and all common law entitlement to reasonable notice. The Retiring Allowance shall be that amount which is equal to two times the sum of:

(i)	the Annual Salary; and

(ii)
the average of the last two payments of the Annual Incentive Bonus paid to the Executive (or the last payment if there has not been more than one Annual Incentive Bonus paid to the Executive) immediately preceding the date of such termination of employment.

(c)	In addition to the Retiring Allowance calculated in accordance with Section 2.5(b) the Corporation shall pay to the Executive:

(i)
the cash value of two times the last annual flex credit allowance provided to the Executive immediately preceding the date of such termination of employment under the Corporation’s flexible benefit program unless the Executive continues to be covered through the Corporation’s annuitant benefit program or the benefits program of another employer of equal value (and in the case that such other employer’s benefit program is of lesser value, the Executive shall be paid the difference in such values). Alternatively, at the Executive’s election, the Corporation shall provide continuation of the benefit coverage, for the applicable notice period, with the exception of those benefits which may not be continued pursuant to the applicable plan text, including long term disability coverage;

(ii)
an Annual Incentive Bonus for the calendar year in which the termination of employment occurs, pro-rated based upon the number of days of employment of the Executive in the calendar year to the total number of days in the year and calculated based on the last Annual Incentive Bonus payment received by the Executive. In addition, the Executive shall receive all accrued and unpaid annual vacation pay to the date of termination. In addition, where the Executive holds rights under other plans to cash incentive compensation (including without limiting the generality of the foregoing, any performance stock units) the

Executive shall be paid for the period in which he was employed a pro-rated amount based upon the number of days in the applicable period under the plan the Executive was employed to the number of days in the applicable plan period and such amounts shall be paid to the Executive within 30 days of the date on which amounts so payable under such plans are determined;

(iii)
the cash value of two times the last annual flexible perquisite allowance provided to the Executive immediately preceding the date of such termination of employment under the Corporation’s executive flexible perquisites program less any amounts prepaid to the Executive but unearned by virtue of such termination of employment (as of the effective date of this Agreement this amount is $35,000);

(iv)
a lump sum payment equivalent to the Corporation’s portion of contributions on behalf of the Executive to the Corporation’s employee savings plan for a two year period based upon the base salary of the Executive as at the effective date of termination; and

(v)	for financial counselling and/or career counselling assistance for the Executive to a maximum of $20,000.

(d)
The Executive shall have, and shall be deemed to have had, as of the effective date of termination, two years of additional service added to the service already accrued at the effective date of termination under the Corporation’s defined benefit pension plan and supplemental benefit pension plan.

(e)
Notwithstanding the provisions of any plan under which such options have been issued, if at the effective date of termination of employment as provided in Section 2.5(a) the Executive holds exercisable but unexercised options for the purchase of shares or other securities under any of the Corporation’s or its affiliates’ stock option plans, the Executive shall be entitled to exercise all options so held in accordance with the terms of such plans; provided further that any provision in any such plan which purports to terminate such options in the event of termination of employment for any reason shall not be applicable or, if such provision is applicable under such plan to prevent such exercise, the provisions of Section 4.4 shall apply. If the Executive holds options for the purchase of shares or other securities under any of the Corporation’s or its affiliates’ stock option plans which are not vested or otherwise not exercisable at the date of termination of employment in circumstances where this Section 2.5 applies, the Corporation shall pay to the Executive a cash amount representing the excess, if any, of the fair market value of the shares or other securities on the date of termination of employment over the exercise price for such options. Fair market value on the date of termination of employment shall mean the last board lot sale price on the Toronto Stock Exchange (or such other exchange on which the greatest volume of trading of such shares or other securities takes place for the 30 trading days prior to the date of termination) on the last trading day prior to the date of termination of employment.

(f)
The Corporation and the Executive agree that the provisions of Section 2.5 are fair and reasonable and that the amounts payable by the Corporation to the Executive pursuant to Section 2.5 are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of his employment with the Corporation in the circumstances set out in Section 2.5, and shall not be construed as a penalty, nor shall the Executive be required to mitigate any loss resulting from the termination, including any amounts required to be paid pursuant to this Agreement.

(g)	The amounts payable by the Corporation to the Executive pursuant to Section 2.5 shall not be reduced by any amounts earned by the Executive after the termination of the employment of the Executive.

(h)
All amounts paid by the Corporation to the Executive pursuant to Section 2.5 shall satisfy and forever discharge all liabilities, claims or actions that the Executive may or shall have against the Corporation arising from the termination of employment of the Executive whether at common law or under statute or otherwise.

(i)
Subject to the provisions of Sections 2.5(c) and 2.5(e), the Corporation shall, at the option of the Executive, pay the amounts provided under this Section 2.5 to the Executive on the effective date that the employment of the Executive is terminated, or as soon thereafter as reasonably practical, but in any event within 30 days of the effective date of such termination, less all applicable statutory deductions, or arrange a schedule of instalment payments of such amounts as determined by the Executive. Upon payment to the Executive of the amounts provided for under this Section 2.5 and, if applicable, a duly signed written agreement of the Corporation to make all instalment payments thereof on a timely basis in accordance with the Executive’s determinations as provided for in the foregoing sentence, the Executive and the Corporation shall execute and deliver to the other the releases in the forms of Schedules A and B, respectively.

2.6	Other Termination by Executive
Notwithstanding anything to the contrary herein, in addition to the right of the Executive to terminate his employment under the circumstances described in Section 2.5, the Executive shall be entitled to terminate this Agreement and his employment with the Corporation at his pleasure upon 30 days’ prior written notice to such effect. In such event, the Executive shall not be entitled to any further compensation from the effective date of his termination of employment, except for such compensation as accrued prior to and on the effective date of termination of employment. The Corporation acknowledges and agrees that the Corporation shall have no remedy against the Executive, in law or otherwise, upon the termination of this Agreement and the Executive’s employment with the Corporation in accordance with this Section 2.6.

2.7	Pension Plans
The Corporation undertakes and agrees with the Executive (herein, the “supplementary undertaking”) to pay or cause to be paid to the Executive the amounts provided for in the supplemental benefit pension plan as modified by this Section 2.7, which amounts are supplemental to the amounts to be paid to the Executive under the defined benefit pension plan, such that the Executive will receive an annual pension equal to the annual pension that the Executive would be entitled to under the defined benefit pension plan but for the fact that retirement benefits under the defined benefit pension plan are subject to a maximum pension limitation as fixed from time to time under the Income Tax Act (Canada) and the rules and regulations from time to time promulgated by Canada Revenue Agency thereunder (the “ITA”). In particular, the Executive (or the Executive’s spouse or beneficiary as defined in the supplemental benefit pension plan) is entitled to receive:

(a)
benefits determined in accordance with the supplemental benefit pension plan, being certain amounts that would be payable from the defined benefit pension plan but for limitations imposed by the ITA, all as specified in the supplemental benefit pension plan; and

(b)	if Section 2.5(d) applies, benefits determined in accordance with the supplemental benefit pension plan pursuant to Section 2.7 (a) above as if:

(i)
two additional years of credited service were applied in the lifetime retirement income formula in the defined benefit pension plan, and two additional years of continuous service were granted for other purposes of the defined benefit pension plan;

(ii)	for the purposes of determining final or best average earnings, for each of the two additional years of credited service provided for pursuant to Section 2.7 (b) (i) above:

A.	the Executive’s salary for such years shall be deemed to be his Annual Salary as at the date of termination of employment, and

B.
the Annual Incentive Bonus used in calculating the Pensionable Bonus for each of such additional years shall be deemed to be the average of the last two payments of Annual Incentive Bonus paid to the Executive (or the last payment if there has not been more than one Annual Incentive Bonus paid to the executive immediately preceding the date of termination of employment).

The Corporation represents and undertakes to the Executive that the supplementary undertaking is and shall hereafter be maintained in a “retirement compensation arrangement” (as referred to in the ITA) separately maintained under a trust arrangement established by the Corporation (the “RCA”). The supplementary undertaking shall be funded from amounts in the RCA with any amount that cannot be funded from the RCA being paid by the Corporation.

2.8	Continuing Provisions
Notwithstanding the termination of this Agreement under Article 2, the provisions of Sections 2.5, 2.6, 2.7 and 2.8 and Article 3 and all other provisions hereof which by their terms are to be performed following the termination hereof shall survive such termination and be continuing obligations, and all rights of the Executive to compensation and benefits which have accrued prior to such termination shall remain payable and enforceable regardless of such termination.

2.9	[Taxes and Reporting
All amounts paid to the Executive pursuant to this Agreement shall be subject to withholding taxes as required by the applicable legislation in effect at the time of the payments.
Notwithstanding the aforementioned, the Executive shall be responsible for the payment of all taxes applicable to payments made pursuant to this Agreement and the Corporation, its employees and agents shall bear no liability in connection with the payment of such taxes.]
ARTICLE 3
NON-COMPETITION AND CONFIDENTIALITY

3.1	Non-Competition While Employed

The Executive recognizes and understands that in performing the duties and responsibilities of his employment as outlined in this Agreement, he will occupy a position of high fiduciary trust and confidence, pursuant to which he has developed and will develop and acquire wide experience and knowledge with respect to the businesses carried on by the Corporation and its affiliates and the manner in which such businesses are conducted. It is the expressed intent and agreement of the Executive and of the Corporation that such knowledge and experience shall be used solely and exclusively in the furtherance of the business interests of the Corporation and its affiliates and not in any manner detrimental to them. The Executive therefore agrees that so long as he is employed by the Corporation pursuant to this Agreement he shall not engage in any practice or business in competition with the business of the Corporation or any of its affiliates.

3.2	Non-Competition Following Termination of Employment
In the event of termination of the Executive’s employment for any reason, the Executive agrees that he will not, directly or indirectly, for a period of 12 months from the date of termination of employment, without the prior written consent of the Corporation (not to be unreasonably withheld) either alone or in partnership or in conjunction with any person or persons, firm, association, syndicate, company or corporation (collectively a “Business Entity”) as principal, agent, shareholder, employee, director or in any other manner whatsoever carry on or be engaged in or concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any Business Entity engaged or interested in the transportation, distribution or marketing of crude oil, natural gas or natural gas liquids, the gathering or processing of natural gas including the extraction of natural gas liquids, power generation, transmission, distribution or marketing, the production, transmission, distribution or marketing of renewable or green energy including wind, solar or thermal:

(a)	within any province of Canada;

(b)	within Canada;

(c)	within any state of the continental United States of America, including Alaska;

(d)	within the continental United States of America, including Alaska; or

(e)	within North America.
If any covenant or provision in this Section 3.2 is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other covenant or provision, and each of Sections 3.2(a) to (e) are hereby declared to be separate and distinct covenants (and for this purpose each province or state intended to be named in Section 3.2 (a) and (c) shall be considered to be set forth in a separate subclause of Section 3.2 and to be separate and distinct covenants). The Executive agrees that all the provisions of this Section 3.2 are reasonable in the interests of the Corporation and its continuing business and operations. The foregoing provisions of Section 3.2 shall not apply to the acquisition by the Executive, directly or indirectly, or through any Business Entity of up to 1% of the shares or other securities of a Business Entity quoted or traded on any public stock exchange in Canada or the United States.
If the Executive fails to comply with this Section 3.2, the Corporation shall be entitled to cancel all unvested or unexercised options or performance share units and to terminate the payment to the Executive of any amounts the Executive is entitled to under the Corporation’s supplemental benefit pension plan.

3.3	Non-Solicitation of Employees
Except with the prior written consent of the Corporation, the Executive shall not solicit or cause to be solicited for employment any officer or employee of the Corporation, any of its subsidiaries or any partnership where the Corporation or one of its subsidiaries acts as the general partner for a period of 24 months from the termination of the employment of the Executive with the Corporation. For this purpose, solicitation does not include advertising in periodicals or newspapers of general circulation.
If the Executive fails to comply with this Section 3.3, the Corporation shall be entitled to cancel all unvested or unexercised options or performance share units and to terminate the payment to the Executive of any amounts the Executive is entitled to under the Corporation’s supplemental benefit pension plan.

3.4	Confidentiality
The Executive further recognizes and understands that in the performance of his employment duties and responsibilities outlined in this Agreement, he will become knowledgeable, aware and possessed of Confidential Information concerning the business of the Corporation and its affiliates. The Executive agrees that, except with the consent of the Board of Directors of the Corporation or his superior, or as required by applicable law, he will not disclose such Confidential Information to any unauthorized persons so long as he is employed by the Corporation pursuant to this Agreement and for a period of two years thereafter; provided that the foregoing shall not apply to any Confidential Information which is or becomes known or available to the public or to the competitors of the Corporation or its affiliates other than by a breach of this Agreement by the Executive.
ARTICLE 4
GENERAL

4.1	Notices
Any notice required or permitted to be given to a party hereunder shall be in writing and may be given by mailing the same (provided there is no threatened or pending disruption of postal services), postage prepaid, or delivering the same, addressed to such party at the following address:
To the Corporation:
Enbridge Inc.
200, 425 – 1st Street S.W.
Calgary, Alberta T2P 3L8
Attention:    President and Chief Executive Officer
To the Executive:
[        ]
[        ]
[        ]
Any notice aforesaid if delivered shall be deemed to have been delivered on the first business day following the date on which it was delivered or if mailed shall be deemed to have been received on the third business day following the date on which it was mailed. Any party may change its address for service from time to time by a notice given in accordance with the foregoing.

4.2	Time
Time shall be of the essence of this Agreement.

4.3	Legal Fees and Expenses
The Corporation shall pay all reasonable costs incurred by the Executive, as determined in the sole discretion of the President and Chief Executive Officer, in respect of legal, consulting and accounting expenses in connection with the negotiation and execution of this Agreement. The Corporation shall pay all costs, charges and expenses incurred in respect of legal, consulting and accounting expenses (including legal fees, charges and disbursements on an as between a solicitor and his own client basis) incurred by the Executive or his estate in taking any action or enforcing any right or benefit provided to the Executive by this Agreement; provided only that the Executive is substantially successful in any such action or in enforcing any such right or benefit, and providing further that payments pursuant to this Section 4.3 shall not exceed a maximum amount of $20,000 or such greater amount as may be ordered by any court or other competent authority.

4.4	Integration
The provisions of this Agreement are in addition to and not in substitution for the other terms, conditions and provisions concerning the employment of the Executive by the Corporation, whether contained in benefit or incentive plans (including short term incentive plans, performance incentive plans and long term incentive plans) or otherwise, and where there is any conflict between this Agreement and such other terms, conditions and provisions this Agreement shall govern and prevail. In the event any plan under which any benefit or incentive is granted does not permit a benefit or incentive to be received in circumstances contemplated by this Agreement, the Corporation shall pay to the Executive a cash amount equal to the value of the benefit or incentive provided for in this Agreement. This Agreement together with such other terms, conditions and provisions and the offer of employment dated [        ], constitute the entire Agreement between the parties hereto pertaining to the subject matter hereof.

4.5	Amendment
[This Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.][The Agreement shall, if the Executive so requests in writing, be amended to modify its provisions to provide the Executive with the same rights in respect of circumstances where a person becomes a control person of the Corporation or its affiliates as may be provided for in any agreement entered into after the effective date of this Agreement (other than amended and restated employment agreements that may be entered into after the effective date hereof with employees who were members of the Executive Leadership Team on the effective date of this Agreement (with any other employee of the Corporation (other than its President and Chief Executive Officer or its Chief Financial Officer) or any of its affiliates. The Corporation shall, within 10 days of entering into any such agreement with another employee, notify the Executive in writing of the details of such provisions (but shall not be required to disclose the identity of the other employee].

4.6	Waivers
No waiver by either party hereto of any breach of any of the provisions of this Agreement shall take effect or be binding upon the party unless in writing and signed by such party. Unless otherwise expressly provided therein, such waiver shall not limit or affect the rights of such party with respect to any other breach.

4.7	Further Assurances
The parties hereto agree to execute and deliver such further and other documents and perform and cause to be performed such further and other acts and things as may be necessary or advisable in order to give full effect to this Agreement.

4.8	Severability
If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

4.9	Enurement
This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, legal personal representatives, successors and permitted assigns.
The Corporation and the Executive have duly executed and delivered this Agreement to each other effective as of the day and year first written above.

ENBRIDGE INC.

Per: /s/ [ ]
[ ]
President and Chief Executive
Officer

Per: /s/ [ ]
[ ]
Chief Human Resources Officer

SIGNED AND DELIVERED in the	)
presence of:	)
)
/s/ [ ]	)	/s/ [ ]
WITNESS as to the signature of	)	[ ]
[ ]	)

SCHEDULE A
Release
I, [        ], of the City of Calgary, in the Province of Alberta, in consideration of the amounts (including without limiting the generality of the foregoing, if applicable, payment of instalments of such amounts) provided in Sections 2.5 and 2.7 of the Executive Employment Agreement dated as of
[        ] (the “Agreement”) between me and Enbridge Inc. (the “Corporation”) and for other good and valuable consideration, inclusive of any statutory severance or benefits in accordance with the Employment Standards Code (Alberta), the receipt (other than in respect of the future instalments referred to above, if any) and sufficiency of which is hereby acknowledged, do for myself, my executors and assigns hereby remise, release and forever discharge the Corporation, its respective predecessors, successors and assigns, from all manner of actions, causes of action, claims or demands, past, present or future, which against the Corporation, its respective predecessors, successors and assigns, I ever had, now have, or can, shall or may hereafter have, by reason of or arising out of any cause, matter or thing whatsoever done or admitted to be done, occurring or existing up to and inclusive of the date of this Release and in particular, without in any way restricting the generality of the foregoing, in respect of all claims, past, present or future, directly or indirectly related to or arising out of or in connection with my relationship with the Corporation, its respective predecessors, successors and assigns, as an employee, officer, director or trustee, and the termination of my employment from the Corporation, on [        ]. Words or terms defined in the Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
For the above mentioned consideration, I represent and warrant that I have not assigned to any person any of the actions, causes of action, claims, suits, executions or demands which I release by this Release, or with respect to which I agree not to make any claim or take any proceeding herein.
Notwithstanding anything contained in this Release, this Release shall not extend to or affect, or constitute a release of, my right to sue, claim against or recover from the Corporation and shall not constitute an agreement to refrain from bringing, taking or maintaining any action against the Corporation in respect of:

(a)
any corporate indemnity existing by statute or contract or pursuant to any of the constating documents of the Corporation provided in my favour in respect of my having acted at any time as a director, trustee or officer or any of such positions with the Corporation or any of its affiliates or of any person I acted as a director, trustee or officer of at the request of the Corporation or any of its affiliates;

(b)
my entitlement to any insurance maintained for the benefit or protection of the directors, trustees or officers of the Corporation or of any of its affiliates or of any person I acted as a director, trustee or officer of at the request of the Corporation or any of its affiliates, including without limitation, directors’, trustees’ and officers’ liability insurance; or

(c)	my entitlement to any amounts that may arise under the Sections and Articles of the Agreement referred to in Section 2.8 of the Agreement.
I agree that, except as provided herein, the terms of the Agreement and of this Release will be kept confidential. Subject to the following, I shall not communicate any such terms to any third party under any circumstances whatsoever, although I shall be at liberty to disclose to third parties that a mutually acceptable release was agreed upon. Notwithstanding the foregoing, I shall be permitted to disclose the terms of the Agreement and this Release to my spouse, and my tax, financial and legal advisors, and to make any disclosures of the terms of the Agreement and this Release as may be required to allow me to comply with any applicable provision of the law. In such event, I shall require that my spouse, and any such tax, financial or legal advisor execute the undertaking provided in Schedule C

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to the Agreement prior to the disclosure of the terms of the Agreement and this Release and shall advise the Corporation of such disclosure and provide the Corporation with a copy of such undertaking. In the event of any disclosure required by law, upon becoming aware of any such I shall, provided I am legally permitted to do so, promptly advise the Corporation of the required disclosure prior to making such disclosure and shall, to the extent legally permitted to do so, provide the Corporation with reasonable opportunity to seek protective orders or other assurances that confidential treatment will be afforded to such information. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.
I acknowledge that I have read all of this Release, fully understand the terms of this Release and voluntarily accept the consideration stated herein as the sole consideration for this Release for the purpose of making a full and final settlement with the Corporation. I further acknowledge and confirm that I have been given an adequate period of time to obtain independent legal counsel upon the meaning and the significance of the terms herein.

[ ]
[witness’ signature]
[print name of witness]	[date]
[Suite number and street address]
[city, town etc.]	[city]
[province/state, country]
[postal code]	[province]

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SCHEDULE B
Release
Enbridge Inc. (the “Corporation”), a corporation continued under the laws of Canada, in consideration of the delivery by [            ] (the “Executive”) of this Release dated the date hereof and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, for itself, its affiliates and it and their respective predecessors, successors and assigns, hereby remises, releases and forever discharges the Executive and his heirs, legal personal representatives and assigns from all manner of actions, causes of action, claims or demands, past, present or future, against the Executive or his heirs, legal personal representatives and assigns which the Corporation, its affiliates or its or their respective predecessors, successors and assigns ever had, now have, or can, shall or may hereafter have, by reason of or arising out of any cause, matter or thing whatsoever done or omitted to be done, occurring or existing up to and inclusive of the date of this Release and in particular, without in any way restricting the generality of the foregoing, in respect of all claims, past, present or future, directly or indirectly related to or arising out of or in connection with the Corporation’s or its affiliates’ relationship with the Executive, as an employee, officer, director or trustee of the Corporation or its affiliates. Words or terms defined in the Executive Employment Agreement dated as of [        ] (the “Agreement”) between the Corporation and the Executive and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
For the above mentioned consideration, the Corporation represents and warrants that neither it nor its affiliates has assigned to any person any of the actions, causes of action, claims, suits, executions or demands which it releases by this Release, or with respect to which it and its affiliates agrees not to make any claim or take any proceeding herein.
It is agreed that, except as provided herein or as required by law, the terms of the Agreement and this Release will be kept confidential. None of the Corporation or its affiliates, or any of their employees, officers, directors or trustees shall communicate any such terms to any third party under any circumstances whatsoever, although the Corporation shall be at liberty to disclose to third parties that a mutually acceptable release was agreed upon. In the event of disclosure required by law, upon becoming aware of such the Corporation shall, provided it is legally permitted to do so, promptly advise the Executive of the required disclosure prior to making such disclosure and shall, to the extent legally permitted to do so, provide the Executive with reasonable opportunity to seek protective orders or other assurances that confidential treatment will be afforded to such information. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.
[Signature page to follow]

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The Corporation has duly executed and delivered this Release this ______ day of __________________, 20__.

ENBRIDGE INC.
Per:
Per:

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SCHEDULE C
Undertaking
I, ____________________________________ of ________________________________________
[print name of person giving the undertaking]    [suite number and street address]
_____________________________, __________________________, _______________________
[city, town, etc.]    [province/state]    [country]
being the _____________________________________________________________________, of
[describe relationship to the “Executive”, as defined hereinafter, e.g.: spouse, tax, financial or legal advisor]
[        ] (the “Executive”) for good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, agree to keep strictly confidential the terms and conditions of the Executive Employment Agreement dated as of [        ] made between Enbridge Inc. and the Executive (the “Agreement”), and any release related to the Agreement, all as may be disclosed to me the Executive.
I further acknowledge that I will make no use whatsoever of the information comprising the terms and conditions of such Agreement, and any release related to the Agreement, except as may be required for the purposes of my providing advice and direction to the Executive in my above mentioned capacity.
SIGNED at ___________________, __________________, this _____ day of ____________, 20__.
________________________________________________________________________________

[witness’ signature]	[signature of person giving the undertaking]
[print name of witness]
[Suite number and street address]
[city, town etc.]
[province/state, country]
[postal code]

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